Exhibit (a)(1)(i)
FORM OF AMENDMENT TO STOCK OPTION AGREEMENTS

BROCADE COMMUNICATIONS SYSTEMS, INC.

AMENDMENT TO STOCK OPTION AGREEMENTS
     Brocade Communications Systems, Inc. (the “Company”) and [NAME] (the “Optionee”) are parties to the stock option agreements listed on Exhibit A (“Agreements”) granting Optionee options (the “Options”) to purchase shares of the Company’s common stock subject to the terms of the Company stock plans identified on Exhibit A.
     1.     Modification of Exercise Price. As of June 12, 2006, the Exercise Price per Share set forth in the Agreements shall be amended to the New Exercise Price per Share set forth on Exhibit A:
     2.     Option Agreements. To the extent not expressly amended hereby, the Agreements remain in full force and effect.
     3.     Entire Agreement. This Amendment, taken together with the Agreements (to the extent not expressly amended hereby) and any duly authorized written agreement entered into by and between the Company and the Optionee relating to the stock option grants evidenced by the Agreements, represent the entire agreement of the parties, supersede any and all previous contracts, arrangements or understandings between the parties with respect to the stock option grants evidenced by the Agreements, and may be amended at any time only by mutual written agreement of the parties hereto. This Amendment amends each of your Agreements.
     IN WITNESS WHEREOF, this instrument is executed as of ______________________, 2006.

OPTIONEE	BROCADE COMMUNICATIONS SYSTEMS, INC.

Signature	By

Print Name	Title

Exhibit A

Governing Stock			New Exercise Price
Option Plan	Grant Number	Option Grant Date	Per Share